Exhibit 99.1

First US Bancshares, Inc. Reports Fourth Quarter and 2025 Results: Quarter-over-Quarter Net Income Improvement of 10%

BIRMINGHAM, AL (January 28, 2026) – Fourth Quarter and Full Year Highlights:

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $2.1 million, or $0.36 per diluted share, for the quarter ended December 31, 2025 (“4Q2025”), compared to $1.9 million, or $0.32 per diluted share, for the quarter ended September 30, 2025 (“3Q2025”) and $1.7 million, or $0.29 per diluted share, for the quarter ended December 31, 2024 (“4Q2024”). For the year ended December 31, 2025, net income totaled $6.0 million, or $1.00 per diluted share, compared to $8.2 million, or $1.33 per diluted share, for the year ended December 31, 2024.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Year Ended
	2025				2024	2025	2024
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
Results of Operations: (Dollars in Thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$15,262	$15,281	$14,854	$14,018	$14,420	$59,415	$58,260
Interest expense	5,839	5,619	5,378	5,121	5,672	21,957	22,111
Net interest income	9,423	9,662	9,476	8,897	8,748	37,458	36,149
Provision for credit losses	220	566	2,717	528	470	4,031	622
Net interest income after provision for credit losses	9,203	9,096	6,759	8,369	8,278	33,427	35,527
Non-interest income	995	860	849	875	982	3,579	3,583
Non-interest expense	7,271	7,437	7,444	6,918	6,947	29,070	28,356
Income before income taxes	2,927	2,519	164	2,326	2,313	7,936	10,754
Provision for income taxes	798	583	9	554	599	1,944	2,584
Net income	$2,129	$1,936	$155	$1,772	$1,714	$5,992	$8,170
Per Share Data:
Basic net income per share	$0.37	$0.33	$0.03	$0.30	$0.30	$1.03	$1.40
Diluted net income per share	$0.36	$0.32	$0.03	$0.29	$0.29	$1.00	$1.33
Dividends declared	$0.07	$0.07	$0.07	$0.07	$0.07	$0.28	$0.22
Key Measures (Period End):
Total assets	$1,154,785	$1,147,175	$1,143,379	$1,126,967	$1,101,086
Tangible assets (1)	1,147,350	1,139,740	1,135,932	1,119,502	1,093,602
Total loans	853,018	867,520	871,431	848,335	823,039
Allowance for credit losses ("ACL") on loans and leases	10,704	10,700	11,388	10,405	10,184
Investment securities, net	168,540	164,493	157,137	161,946	168,570
Total deposits	1,027,962	1,002,472	986,846	961,952	972,557
Short-term borrowings	—	20,000	35,000	45,000	10,000
Long-term borrowings	10,945	10,927	10,909	10,890	10,872
Total shareholders’ equity	105,648	104,238	101,892	101,231	98,624
Tangible common equity (1)	98,213	96,803	94,445	93,766	91,140
Book value per common share	18.53	18.08	17.70	17.64	17.31
Tangible book value per common share (1)	17.23	16.79	16.41	16.34	16.00
Key Ratios:
Return on average assets (annualized)	0.74%	0.68%	0.06%	0.66%	0.63%	0.53%	0.76%
Return on average common equity (annualized)	8.04%	7.48%	0.61%	7.21%	6.92%	5.86%	8.62%
Return on average tangible common equity (annualized) (1)	8.65%	8.06%	0.66%	7.79%	7.49%	6.32%	9.37%
Pre-tax pre-provision net revenue to average assets (annualized) (1)	1.09%	1.08%	1.03%	1.06%	1.02%	1.07%	1.06%
Net interest margin	3.46%	3.60%	3.59%	3.53%	3.41%	3.54%	3.59%
Efficiency ratio (2)	69.8%	70.7%	72.1%	70.8%	71.4%	70.8%	71.4%
Total loans to deposits	83.0%	86.5%	88.3%	88.2%	84.6%
Total loans to assets	73.9%	75.6%	76.2%	75.3%	74.7%
Common equity to total assets	9.15%	9.09%	8.91%	8.98%	8.96%
Tangible common equity to tangible assets (1)	8.56%	8.49%	8.31%	8.38%	8.33%
Tier 1 leverage ratio (3)	9.03%	9.19%	9.23%	9.55%	9.50%
ACL on loans and leases as % of total loans	1.25%	1.23%	1.31%	1.23%	1.24%
Nonperforming assets as % of total assets	0.14%	0.19%	0.33%	0.44%	0.50%
Net charge-offs as a percentage of average loans (annualized)	0.08%	0.61%	0.79%	0.13%	0.24%	0.41%	0.14%

(1) Refer to the non-GAAP reconciliations beginning on page 10.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

CEO Commentary

“We are pleased to conclude 2025 with a quarter of continued strong earnings growth,” stated James F. House, President and CEO of the Company. “Fourth quarter net income improved by 10% compared to the prior quarter and 24% compared to the fourth quarter of 2024. In addition, we saw continued improvement in loan portfolio credit metrics, with substantial decreases in both net charge-offs and nonperforming assets,” continued Mr. House. “While 2025 was a challenging year, particularly related to credit issues that were largely resolved by the third quarter, we have continued to build momentum and are excited about the Company’s prospects for 2026.”

Financial Results

Loans and Leases – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2025				2024
	December 31,	September 30,	June 30,	March 31,	December 31,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$32,618	$38,560	$48,101	$58,572	$65,537
Secured by 1-4 family residential properties	66,996	67,620	67,587	68,523	69,999
Secured by multi-family residential properties	117,769	112,763	118,807	106,374	101,057
Secured by non-residential commercial real estate	200,699	211,400	215,035	214,065	227,751
Commercial and industrial loans ("C&I")	48,360	46,562	40,986	45,166	44,238
Consumer loans:
Direct	4,844	4,999	4,836	4,610	4,774
Indirect	381,732	385,616	376,079	351,025	309,683
Total loans and leases held for investment	853,018	867,520	871,431	848,335	823,039
Allowance for credit losses on loans and leases	10,704	10,700	11,388	10,405	10,184
Net loans and leases held for investment	$842,314	$856,820	$860,043	$837,930	$812,855

Total loans decreased by $14.5 million in 4Q2025 as growth in the multi-family residential real estate and C&I categories was offset by decreases primarily in the commercial real estate, construction, and indirect consumer categories. The decrease in non-residential commercial real estate was related to completed construction projects that moved into a permanent category, but were subsequently refinanced into the permanent market. The decrease in construction is consistent with the ebb and flow of projects in the Company's service territories. Construction loans are generally short-to-medium term loans that are expected to pay off or transfer to another loan category upon project completion. The decrease in indirect consumer was related to the seasonality of the types of collateral financed in this category. Despite the decrease in loan volume during the final quarter, for the year ended December 31, 2025, total loans increased by $30.0 million, or 3.6%. The annual growth was due to substantial growth in the consumer indirect category, and to a lesser extent, the multi-family residential and C&I categories. The indirect lending platform focuses on consumer lending at the higher end of the credit spectrum. Collateral financed in the indirect portfolio primarily includes boats, recreational vehicles, campers, horse trailers and cargo trailers. The weighted average credit score of new indirect loans financed during the year ended December 31, 2025 was 797, while the weighted average credit score for the entire portfolio was 783. For the year ended December 31, 2025, the Company’s average total loan balance increased by $37.5 million, or 4.6%, compared to the year ended December 31, 2024. Consistent with the prevailing interest rate environment, aggregate loan yields generally decreased in 2025. The average yield on loans totaled 6.03% in 4Q2025, compared to 6.10% in 3Q2025 and 6.12% in 4Q2024. For the year ended December 31, 2025, the average loan yield was 6.06%, compared to 6.29% for the year ended December 31, 2024.

Deposits – Total deposits increased by $25.5 million, or 2.5%, during 4Q2025, due primarily to increases in interest-bearing demand deposits of $9.2 million and increases in certificates of deposit of $18.4 million, partially offset by a $2.1 million decrease in noninterest-bearing deposits. The growth in certificates of deposit balances during the quarter resulted from net growth of $26.2 million in wholesale brokered deposits, partially offset by a reduction of $7.8 million in retail balances. The brokered deposits acquired by the Company in 4Q2025 were obtained in conjunction with interest rate derivative instruments that are intended to support the Company’s overall interest rate hedging strategy. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $838.3 million, or 81.6% of total deposits, as of December 31, 2025, compared to $837.7 million, or 86.1% of total deposits, as of December 31, 2024. The average rate on deposits totaled 2.19% during 4Q2025, compared to 2.14% during 3Q2025, and 2.28% during 4Q2024. Fluctuations in deposit costs have been relatively

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

consistent with changes in market interest rates; however, significant competitive pressure remains to acquire and maintain deposit balances in the current environment. For the year ended December 31, 2025, the Company’s average rate on deposits totaled 2.12%, compared to 2.25% for the year ended December 31, 2024.

Net Interest Income and Margin – Net interest income in 4Q2025 decreased by $0.2 million, or 2.5%, compared to 3Q2025 and increased by $0.7 million, or 7.7%, compared to 4Q2024. Net interest margin was 3.46% for 4Q2025, compared to 3.60% for 3Q2025 and 3.41% for 4Q2024. For the year ended December 31, 2025, net interest income increased by $1.3 million, or 3.6%, compared to the year ended December 31, 2024, while net interest margin decreased to 3.54% from 3.59% comparing 2025 to 2024.

Provision for Credit Losses – During 4Q2025, the Company recorded a provision for credit losses of $0.2 million, compared to $0.6 million in 3Q2025 and $0.5 million in 4Q2024. For the year ended December 31, 2025, the provision for credit losses totaled $4.0 million, compared to $0.6 million for the year ended December 31, 2024. Of the total provision recorded in 2025, $2.7 million occurred in the second quarter and resulted from substantial growth in the consumer indirect category, combined with an increase in net charge-offs in the category, as well as from additional credit allowances on two individually evaluated commercial loans. During both 3Q2025 and 4Q2025, charge-offs associated with the indirect portfolio decreased relative to the second quarter and credit issues associated with the two individually evaluated commercial loans were substantially resolved. During 4Q2025, credit metrics related to the loan portfolio generally improved; however, uncertainty continues to exist pertaining to the ultimate impact on the Company’s loan portfolio of economic matters, including prospective inflation, unemployment levels, tariffs, and consumer affordability. As of December 31, 2025, the Company’s allowance for credit losses ("ACL") on loans and leases as a percentage of total loans was 1.25%, compared to 1.24% as of December 31, 2024.

Pre-tax Pre-provision Net Revenue (“PPNR”) – PPNR totaled $3.1 million in both 4Q2025 and 3Q2025, compared to $2.8 million in 4Q2024. For the year ended December 31, 2025, PPNR totaled $12.0 million compared to $11.4 million for the year ended December 31, 2024. As a percentage of average assets, PPNR totaled 1.09% in 4Q2025 compared to 1.08% in 3Q2025 and 1.02% in 4Q2024. For the year ended December 31, 2025, PPNR as a percentage of average assets was 1.07% compared to 1.06% for the year ended December 31, 2024. Refer to the non-GAAP reconciliation of PPNR to net income beginning on page 11.

Short-term Borrowings – As of December 31, 2025, the Company did not have any short-term borrowings outstanding, compared to $10.0 million in outstanding short-term borrowings as of December 31, 2024. As of December 31, 2024, all outstanding short-term borrowings had remaining maturities of less than 30 days and were borrowed exclusively from the Federal Home Loan Bank of Atlanta (FHLB).

Cash and Investment Securities – As of December 31, 2025, the Company held cash, federal funds sold and securities purchased under reverse repurchase agreements totaling $78.4 million, or 6.8% of total assets, compared to $52.9 million, or 4.8% of total assets, as of December 31, 2024. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $168.5 million as of December 31, 2025 compared to $168.6 million as of December 31, 2024. As of December 31, 2025, the expected average life of securities in the investment portfolio was 3.7 years compared to 3.6 years as of December 31, 2024. During the year ended December 31, 2025 and 2024, the Company purchased $43.7 million and $58.0 million, respectively, of investment securities at market rates in existence at the time of purchase. These purchases, combined with the maturity and paydown of investment securities at lower rates have led to continued improvement in yield on the portfolio. The yield on investment securities, including both available-for-sale and held to maturity securities, totaled 3.81% during 4Q2025, compared to 3.65% during 3Q2025 and 3.26% during 4Q2024. For the year ended December 31, 2025, the yield on investment securities totaled 3.59%, compared to 3.02% for the year ended December 31, 2024.

Asset Quality – Nonperforming assets, including loans in non-accrual status and other real estate owned, totaled $1.6 million as of December 31, 2025, a decrease from $5.5 million as of December 31, 2024. As a percentage of total assets, nonperforming assets decreased to 0.14% as of December 31, 2025 compared to 0.50% as of December 31, 2024. Net charge-offs as a percentage of average loans totaled 0.08% during 4Q2025 compared to 0.61% during 3Q2025 and 0.24% during 4Q2024. For the year ended December 31, 2025, annualized net charge-offs as a percentage of average loans totaled 0.41% compared to 0.14% for the year ended December 31 2024.

Non-interest Income – Non-interest income remained relatively consistent, totaling $1.0 million in 4Q2025 compared to $0.9 million in 3Q2025 and $1.0 million in 4Q2024. For both years ended December 31, 2025 and 2024, non-interest income totaled $3.6 million.

Non-interest Expense – Non-interest expense totaled $7.3 million in 4Q2025, compared to $7.4 million in 3Q2025 and $6.9 million in 4Q2024 The expense increase comparing 4Q2025 to 4Q2024 resulted primarily from increases in salaries and benefits and fees for professional services. For the year ended December 31, 2025, non-interest expense totaled $29.1 million, compared to $28.4 million for the year ended December 31, 2024, an increase of 2.5%.

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

Shareholders’ Equity – As of December 31, 2025, shareholders’ equity totaled $105.6 million, or 9.15% of total assets, compared to $98.6 million, or 8.96% of total assets, as of December 31, 2024. The increase in shareholders’ equity during the year ended December 31, 2025 resulted primarily from earnings, net of dividends paid and repurchases of shares of the Company's common stock. In addition, shareholders' equity was positively impacted during the period by reductions in the Company's accumulated other comprehensive loss resulting from the maturity of lower yielding investment securities combined with purchases of securities at higher yields. The Company’s ratio of tangible common equity to tangible assets was 8.56% as of December 31, 2025 compared to 8.33% as of December 31, 2024.

Cash Dividend – In 4Q2025, the Company declared a cash dividend of $0.07 per share on its common stock, consistent with the dividend paid in all previous quarters of 2025 and 4Q2024. For the year ended December 31, 2025, the Company declared cash dividends totaling $0.28 per share, compared to $0.22 per share for the year ended December 31, 2024.

Share Repurchases – During 4Q2025, the Company completed the repurchase of 88,000 shares of its common stock at a weighted average price of $13.93 per share. For the year ended December 31, 2025, repurchases totaled 128,000 shares at a weighted average price of $13.76 per share. All repurchases were completed under the Company’s previously announced share repurchase program, which was expanded during 4Q2025 by an additional 1,000,000 shares. As of December 31, 2025, 1,784,813 shares remained available for repurchase under the program.

Regulatory Capital – During 4Q2025, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of December 31, 2025, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 10.88%, its total capital ratio was 12.05%, and its Tier 1 leverage ratio was 9.03%.

Liquidity – As of December 31, 2025, the Company continued to maintain funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, FHLB advances, the FRB's discount window, and brokered deposits. Refer to the Non-GAAP Financial Measures section for additional discussion of measures of the Company’s liquidity.

Banking Center Growth – During 4Q2025, the Company continued renovation of a banking center office in Daphne, Alabama that was purchased from another financial institution. This location is expected to serve as the Bank’s initial deposit gathering facility in the Daphne/Mobile area. It is currently anticipated that the location will open to the public during the first half of 2026. In addition, during 4Q2025, the Company opened a new automated banking facility in Mountain Brook, Alabama.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including the effects of any government shutdown; loan losses may be greater than anticipated; our ability to ensure that sufficient cash flow and liquid assets are available to satisfy current and future financial obligations; the increased lending risks associated with commercial real estate lending; potential weakness in the residential real estate market; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the effects of significant changes to the structure and operations of the federal government; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; the effects of significant changes to the structure and operations of the federal government; digital banking

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

trends may create deposit volatility; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the effects of fiscal challenges facing the U.S. government or any potential government shutdown; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the risks and challenges presented by the development and use of artificial intelligence (“AI”); the costs of complying with extensive governmental regulation; the risk that internal controls and procedures might fail or be circumvented; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the potential impact of climate change related legislative and regulatory initiatives; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; the volatility of our stock price; our dependence on the soundness of other financial institutions; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

THREE MONTHS ENDED December 31, 2025 AND 2024

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2025			December 31, 2024
	Average Balance	Interest	Annualized Yield/Rate %	Average Balance	Interest	Annualized Yield/Rate %
ASSETS
Interest-earning assets:
Loans	$869,308	$13,203	6.03%	$811,125	$12,480	6.12%
Investment securities	169,033	1,623	3.81%	159,298	1,306	3.26%
Federal Home Loan Bank stock	1,560	26	6.61%	858	16	7.42%
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	49	4.01%	10,951	140	5.09%
Interest-bearing deposits in banks	36,294	361	3.95%	38,341	478	4.96%
Total interest-earning assets	1,081,045	15,262	5.60%	1,020,573	14,420	5.62%

Noninterest-earning assets	64,431			65,498
Total assets	$1,145,476			$1,086,071

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$199,043	395	0.79%	$207,890	538	1.03%
Money market/savings deposits	310,771	2,059	2.63%	255,480	1,694	2.64%
Time deposits	335,090	3,088	3.66%	346,412	3,299	3.79%
Total interest-bearing deposits	844,904	5,542	2.60%	809,782	5,531	2.72%
Noninterest-bearing demand deposits	158,081	—	—	155,034	—	—
Total deposits	1,002,985	5,542	2.19%	964,816	5,531	2.28%
Borrowings	27,849	297	4.23%	12,493	141	4.49%
Total funding liabilities	1,030,834	5,839	2.25%	977,309	5,672	2.31%

Other noninterest-bearing liabilities	9,575			10,144
Shareholders’ equity	105,067			98,618
Total liabilities and shareholders' equity	$1,145,476			$1,086,071

Net interest income		$9,423			$8,748
Net interest margin			3.46%			3.41%

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

YEAR ENDED December 31, 2025 AND 2024

(Dollars in Thousands)

(Unaudited)

	Year Ended			Year Ended
	December 31, 2025			December 31, 2024
	Average Balance	Interest	Annualized Yield/Rate %	Average Balance	Interest	Annualized Yield/Rate %
ASSETS
Interest-earning assets:
Loans	$856,035	$51,846	6.06%	$818,524	$51,469	6.29%
Investment securities	160,272	5,761	3.59%	145,523	4,400	3.02%
Federal Home Loan Bank stock	1,388	97	6.99%	891	69	7.74%
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	209	4.31%	6,930	366	5.28%
Interest-bearing deposits in banks	34,859	1,502	4.31%	36,399	1,956	5.37%
Total interest-earning assets	1,057,404	59,415	5.62%	1,008,267	58,260	5.78%

Noninterest-earning assets	64,133			65,931
Total assets	$1,121,537			$1,074,198

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$202,661	1,712	0.84%	$205,581	1,779	0.87%
Money market/savings deposits	285,624	7,413	2.60%	251,772	6,856	2.72%
Time deposits	341,986	11,779	3.44%	346,541	12,914	3.73%
Total interest-bearing deposits	830,271	20,904	2.52%	803,894	21,549	2.68%
Noninterest-bearing demand deposits	155,320	—	—	152,252	—	—
Total deposits	985,591	20,904	2.12%	956,146	21,549	2.25%
Borrowings	24,180	1,053	4.35%	13,404	562	4.19%
Total funding liabilities	1,009,771	21,957	2.17%	969,550	22,111	2.28%

Other noninterest-bearing liabilities	9,534			9,898
Shareholders’ equity	102,232			94,750
Total liabilities and shareholders' equity	$1,121,537			$1,074,198

Net interest income		$37,458			$36,149
Net interest margin			3.54%			3.59%

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	December 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and due from banks	$9,401	$10,633
Interest-bearing deposits in banks	64,146	36,583
Total cash and cash equivalents	73,547	47,216
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	5,727
Investment securities available-for-sale, at fair value (amortized cost $169,037 and $174,597; net of allowance for credit losses of $- and $-)	168,075	167,888
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses of $- and $-, (fair value 2025 - $449, 2024 - $642)	465	682
Federal Home Loan Bank stock, at cost	791	1,256
Loans and leases held for investment	853,018	823,039
Less allowance for credit losses on loans and leases	10,704	10,184
Net loans and leases held for investment	842,314	812,855
Premises and equipment, net of accumulated depreciation	26,284	24,803
Cash surrender value of bank-owned life insurance	17,378	17,056
Accrued interest receivable	3,916	3,588
Goodwill and core deposit intangible, net	7,435	7,484
Other real estate owned	256	1,509
Other assets	9,474	11,022
Total assets	$1,154,785	$1,101,086
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$153,809	$155,945
Interest-bearing	874,153	816,612
Total deposits	1,027,962	972,557
Accrued interest expense	2,526	1,751
Other liabilities	7,704	7,282
Short-term borrowings	-	10,000
Long-term borrowings	10,945	10,872
Total liabilities	1,049,137	1,002,462
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,947,303 and 7,840,348 shares issued, respectively; 5,699,696 and 5,696,171 shares outstanding, respectively	79	78
Additional paid-in capital	16,005	15,540
Accumulated other comprehensive loss, net of tax	(780)	(4,344)
Retained earnings	121,249	116,865
Less treasury stock: 2,247,607 and 2,144,177 shares at cost, respectively	(30,905)	(29,515)
Total shareholders’ equity	105,648	98,624
Total liabilities and shareholders’ equity	$1,154,785	$1,101,086

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$13,203	$12,480	$51,846	$51,469
Interest on investment securities	1,623	1,306	5,761	4,400
Interest on deposits in banks	361	478	1,502	1,956
Other	75	156	306	435
Total interest income	15,262	14,420	59,415	58,260

Interest expense:
Interest on deposits	5,542	5,531	20,904	21,549
Interest on borrowings	297	141	1,053	562
Total interest expense	5,839	5,672	21,957	22,111

Net interest income	9,423	8,748	37,458	36,149

Provision for credit losses	220	470	4,031	622

Net interest income after provision for credit losses	9,203	8,278	33,427	35,527

Non-interest income:
Service and other charges on deposit accounts	285	323	1,140	1,232
Lease income	267	263	1,082	1,033
Other income, net	443	396	1,357	1,318
Total non-interest income	995	982	3,579	3,583

Non-interest expense:
Salaries and employee benefits	3,833	3,645	15,273	15,460
Net occupancy and equipment	997	955	3,796	3,761
Computer services	443	351	1,707	1,687
Insurance expense and assessments	311	357	1,409	1,510
Fees for professional services	301	180	1,349	1,184
Other expense	1,386	1,459	5,536	4,754
Total non-interest expense	7,271	6,947	29,070	28,356

Income before income taxes	2,927	2,313	7,936	10,754
Provision for income taxes	798	599	1,944	2,584
Net income	$2,129	$1,714	$5,992	$8,170
Basic net income per share	$0.37	$0.30	$1.03	$1.40
Diluted net income per share	$0.36	$0.29	$1.00	$1.33
Dividends per share	$0.07	$0.07	$0.28	$0.22

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, pre-tax pre-provision net revenue, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both December 31, 2025 and December 31, 2024.

	December 31, 2025	December 31, 2024
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements:
Cash and cash equivalents	$73,547	$47,216
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	5,727
Total liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements	78,397	52,943
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	168,075	167,888
Investment securities held-to-maturity, at amortized cost	465	682
Less: securities pledged	(58,497)	(72,110)
Less: estimated collateral value discounts	(10,671)	(10,164)
Total liquidity from pledgable investment securities	99,372	86,296
Liquidity from unused lendable collateral (loans) at FHLB	30,504	45,388
Liquidity from unused lendable collateral (loans and securities) at FRB	210,921	165,061
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$467,194	$397,688

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold, securities purchased under reverse repurchase agreements and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the FHLB and FRB, as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-to-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each consolidated balance sheet date presented. As of December 31, 2025 and December 31, 2024, the Company's total remaining credit availability with the FHLB was $324.1 million and $319.9 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional sources of liquidity that generally could be obtained over a period of time, including access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

Excluding wholesale brokered deposits, as of December 31, 2025, the Company had approximately 28 thousand deposit accounts with an average balance of approximately $32.0 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $218.0 million, or 21.2% of total deposits, as of December 31, 2025. As of December 31, 2024, estimated uninsured deposits totaled $216.8 million, or 22.3% of total deposits.

Pre-tax Pre-provision Net Revenue

The Company utilizes pre-tax pre-provision net revenue (“PPNR”) as a supplemental measure of profitability in addition to earnings measures defined by GAAP, including income before income taxes and net income. PPNR measures the Company’s profitability before accounting for the provisions for credit losses and income taxes. Management believes PPNR provides a means to effectively measure the Company’s core operating profitability on a trended basis. In management’s experience, PPNR and PPNR as a percentage of average assets are commonly used by stock analysts and investors in conjunction with their evaluation of financial institutions. The table below reconciles the Company’s calculation of PPNR to amounts recorded in accordance with GAAP.

	Quarter Ended					Year Ended
	2025				2024	2025	2024
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	(Dollars in Thousands)
	(Unaudited Reconciliation)

Net income	$2,129	$1,936	$155	$1,772	$1,714	$5,992	$8,170
Add: Provision for income taxes	798	583	9	554	599	1,944	2,584
Add: Provision for credit losses	220	566	2,717	528	470	4,031	622
Pre-tax pre-provision net revenue	$3,147	$3,085	$2,881	$2,854	$2,783	$11,967	$11,376
Average assets	$1,145,476	$1,130,259	$1,122,342	$1,087,338	$1,086,071	$1,121,537	$1,074,198
PPNR as a percentage of average assets (annualized)	1.09%	1.08%	1.03%	1.06%	1.02%	1.07%	1.06%

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2025 Results

January 28, 2026

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

		Quarter Ended					Year Ended
		2025				2024	2025	2024
		December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,154,785	$11,147,175	$1,143,379	$1,126,967	$1,101,086
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	—	12	30	49
Tangible assets	(a)	$1,147,350	$11,139,740	$1,135,932	$1,119,502	$1,093,602

Total shareholders’ equity		$105,648	$104,238	$101,892	$101,231	$98,624
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	—	12	30	49
Tangible common equity	(b)	$98,213	$96,803	$94,445	$93,766	$91,140

Average shareholders’ equity		$105,067	$102,737	$101,323	$99,734	$98,618	$102,232	$94,750
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		—	4	21	39	58	16	101
Average tangible shareholders’ equity	(c)	$97,632	$95,298	$93,867	$92,260	$91,125	$94,781	$87,214

Net income	(d)	$2,129	$1,936	$155	$1,772	$1,714	$5,992	$8,170
Common shares outstanding (in thousands)	(e)	5,700	5,765	5,755	5,739	5,696

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$17.23	$16.79	$16.41	$16.34	$16.00

Tangible common equity to tangible assets	(b)/(a)	8.56%	8.49%	8.31%	8.38%	8.33%

Return on average tangible common equity (annualized)	(1)	8.65%	8.06%	0.66%	7.79%	7.49%	6.32%	9.37%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200